Exhibit 10.52

SCIENTIFIC ADVISORY AGREEMENT

This Agreement is made and entered into as of the 20th day of September, 2004 (the “Effective Date”) by and between CV Therapeutics, Inc., a Delaware corporation (the “Company”), with an address at 3172 Porter Drive, Palo Alto, CA 94304, and Andrew Wolff, M.D., F.A.C.C, an individual, with an address at 2140 Taylor, # 803, San Francisco, CA 94133.

RECITAL

As part of its ongoing program of research and development, the Company desires to retain distinguished scientists and other qualified individuals to advise the Company with respect to its technology strategy and to assist it in the research, development and analysis of the Company’s technology. In furtherance thereof, the Company and Andrew Wolff desire to enter into this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual promises contained in this Agreement, I, Andrew Wolff, hereby agree with the Company as follows:

1.	Engagement of Services.

(a) The services (“Services”) that are the subject of this Agreement are described in Exhibit A attached hereto and incorporated herein. All Services shall be at the request of the Company. I will perform the Services for the Company in good faith and to the best of my ability at places and times agreeable to the Company and myself. Notwithstanding the foregoing definition of Services, the parties agree that nothing in this Agreement shall obligate me to perform any Services with respect to any Opt-Out Activity (as defined below), including without limitation, any program of research and/or development relating thereto, and notwithstanding anything to the contrary herein, Services shall exclude any and all Opt-Out Activities. Prior to each proposed meeting of the Company’s Scientific Advisory Board or other activity requested by the Company for my performance hereunder, the Company shall provide me with a written description detailing the subject matter of such meeting or activity. The Company agrees that I shall have the right, exerciseable in my sole discretion by providing reasonable notice to the Company, to opt out the participation of any such meeting or activity (each from the time of such notice, an “Opt Out Activity”). The parties further agree that the Company’s Scientific Advisory Board meetings and activities specifically directed to the research and development of the Company (on its own or with third parties) within the scope of the subject matter described in Exhibit C, attached hereto and incorporated herein, are not and shall not be deemed to be Opt Out Activities for purposes of this Agreement and shall be deemed to be within the Services hereunder. The parties further agree that in order for me to be able to provide Services on the Company’s Scientific Advisory Board as contemplated by this Agreement, the scope of Services hereunder shall include research and/or development programs disclosed to the Company’s Scientific Advisory

Board, excepting only any Opt Out Activities (which are excluded from Services as provided above).

(b) (i) In consideration of the Services and other terms of this Agreement, notwithstanding any vesting schedule set forth in any stock option agreements between me and the Company relating to the stock option grants listed on Exhibit B attached hereto and incorporated herein (collectively, the “Stock Options”), I and the Company hereby agree as follows: (A) all such Stock Options shall become vested and exercisable for Two Hundred Forty Two Thousand Eight Hundred and Eleven (242,811) shares of common stock of the Company (the “Vested Shares”) as of September 17, 2004, as shown on Exhibit B, and (B) with respect to such Vested Shares under the Stock Options, I shall have until ninety (90) days after the date of expiration or termination of this Agreement in which to exercise such Stock Options with respect to all or any portion of such Vested Shares. The foregoing amends all stock option agreements between me and the Company relating to the Stock Options. There are no other outstanding stock option grants between me and the Company, except as shown on Exhibit B.

(ii) I understand that in addition to the continued exercisability of the Stock Options as set forth above, the Company will pay me a Consultant’s fee at a rate of $1,000/day for up to ten (10) days per calendar year for any Services authorized by the Company hereunder, and the Company will reimburse me for travel and other out-of-pocket costs reasonably incurred in the course of performing the Services under this Agreement; provided, however, that the Company shall not be obligated hereunder unless (A) the Company has agreed in advance to authorize such Services and/or reimburse such costs, and (B) I provide the Company with appropriate receipts or other relevant documentation for all such Services and/or costs as part of any submission for reimbursement. My Consultant’s fees for less than a full day shall be pro-rated on the basis of an eight-hour day. I will invoice the Company (attention: Accounts Payable) with all receipts and other documentation related to such costs and expenses in connection with this Agreement.

(c) I understand that I am an independent contractor and not an employee of the Company. I agree that I have no authority to obligate the Company by contract or otherwise. I understand I will not be eligible for any employee benefits, nor will the Company make deductions from my fees for taxes, and that taxes will be my responsibility alone.

2.	Non-Solicitation.

I agree that during the term of this Agreement, and for a period ending two (2) years after the date of termination of this Agreement, I will not induce any employee of the Company to leave the employ of the Company; provided that nothing herein shall be construed to prohibit me from placing advertisements for employment that are aimed at the public at large in any newspaper, trade magazine or other periodical in general circulation.

3.	Proprietary Information and Assignment.

(a) I understand that, in the course of performing Services hereunder during the term of this Agreement, I may produce, obtain, make known or learn about certain information which has commercial value in the business in which the Company is engaged and which is treated by the Company as confidential. This information may also have been created, discovered or developed by the Company or otherwise received by the Company from third parties (“Third Parties”) subject to a duty to maintain the confidentiality of such Third Parties’ information. All such information, which shall include Inventions and all other trade secrets, ideas, processes, programs, know-how, developments, marketing and financial information, supplier lists, personnel information, business plans and the like, is hereinafter called “Proprietary Information.” Notwithstanding the foregoing, the Company agrees not to disclose to me any information relating to any Opt Out Activity (“Opt Out Activity Information”), and Proprietary Information shall not include any Opt Out Activity Information or any information that (i) is or (through no wrongful act by me) becomes generally known to the public, (ii) was in my possession or known to me prior to receipt from the Company as evidenced by written records, or (iii) was rightfully disclosed to me by a Third Party without restriction.

(b) I hereby acknowledge the Company’s ownership of the Proprietary Information and I hereby assign to the Company any right, title or interest I may have or acquire in any such Proprietary Information. At all times during the term of this Agreement and thereafter, I will keep in strictest confidence and trust all Proprietary Information, and I will not use, reproduce, disclose, lecture upon or publish any Proprietary Information without the written consent of the Company, except (i) as may be necessary in the ordinary course of performing the Services and (ii) as permitted by agreement between the Company and any Third Party in the case of Proprietary Information that is solely owned by such Third Parties, unless I am expressly authorized to act otherwise by the Company.

4.	Inventions During The Term of Agreement.

(a) I understand that, in the course of performing Services hereunder during the term of this Agreement, I may make, conceive of, learn of or reduce to practice, either alone or with others, various inventions, discoveries, developments, designs, processes, programs, know-how and the like, whether or not patentable or registerable under copyright law (it being understood that all original works of authorship shall be “works made for hire” under applicable copyright), all of which are hereinafter called “Inventions.” For clarity, any intellectual property or other proprietary right that arises out of any Opt Out Activity shall not be deemed to an Invention, and accordingly, shall not be subject to the terms hereof.

(b) During the term of this Agreement, I will promptly disclose to the Company any and all Inventions of which I became aware that are specifically related to

Services and useful in the business of the Company; provided, however, I shall not be obligated to disclose information received by me from others under a contractual obligation of confidentiality, including any confidential information of my employer or any other Third Party.

(c) I hereby assign and transfer to the Company my entire right, title and interest in and to all Inventions, except for those inventions which I can prove qualify fully under the provisions of Section 2870 of the California Labor Code. I will, at the Company’s request, promptly execute a written assignment to the Company of title to any such Invention and I will preserve any such Invention as part of the Proprietary Information of the Company. I also hereby assign and transfer to, or as directed by, the Company all my right, title and interest in and to any and all Inventions, full title and which is required to be in the United States by a contract between the Company and the United States or any of its agencies. I further agree as to all Inventions to assist the Company in every proper way and to execute those documents and take such acts as are reasonably requested by the Company to obtain, sustain and from time to time enforce patents, copyrights, mask works and other rights and protections relating to Inventions in the United States and any other country.

(d) In the event the Company is unable, after reasonable effort, to secure my signature on any document needed to apply for or prosecute any patent, copyright, or other right or protection relating to a Company Invention, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for an on my behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, and other rights and protections thereon with the same legal force and effect as if executed by me.

5.	No Third Party Information or Materials.

I represent that I have not brought and will not bring with me to the Company or use in the performance of the Services any device, material, document, trade secret or the like of my employer or any other Third Party that is not generally available to the public, unless I have obtained express written authorization from such Third Party for their possession and use.

6.	No Conflicting Obligations.

(a) I represent that my performance of all the terms of this Agreement and the Services does not and will not breach any agreement to keep in confidence any information of my employer or any other Third Party that I have not acquired or may acquire in confidence or in trust prior to the date or during the term of this Agreement. I have not entered into, and agree not to enter into, any agreement, written or oral, in conflict with this Agreement.

(b) The Company acknowledges that, as of the Effective Date, I am engaged in full-time employment with another biopharmaceutical company, and may in the future serve as a consultant to other commercial entities. The Company acknowledges that my employment with such other biopharmaceutical company is not a conflict with this Agreement, and provided that I do not serve as a consultant to a competitor of the Company, such other consultancies (if any) shall not be a conflict with this Agreement. I agree to notify the Company of any other such consultancies that I enter into during the term of this Agreement.

(c) I agree to submit to the Company any proposed publication describing the results of my Services under this Agreement. I further agree that no such publication shall be made without the prior written consent of the Company.

7.	Term and Termination.

This Agreement shall expire on the third (3rd) anniversary of the Effective Date above, unless extended by mutual written agreement of the parties or terminated as provided in this Section 7. The rights and responsibilities of me and the Company under this Agreement may be terminated as follows:

(a) Either party may terminate this Agreement in the event of a material breach by the other party of any of the covenants contained herein if such breach continues uncured for a period of thirty (30) days after written notice specifying the breach; and

(b) Either party may terminate this Agreement for any other cause or no cause upon sixty (60) days’ written notice.

8.	Effect of Termination.

Upon any termination of this Agreement, I understand that each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination of this Agreement shall not relieve me of my obligations under Sections 2, 3, 4(c), 4(d), 6(c) and 9 hereof, nor shall any such termination relieve either myself or the Company from any liability arising from any breach of this Agreement or prior to such termination. Upon termination of this Agreement for any reason, I shall promptly deliver to the Company all documents, notes, drawings, specifications, calculations, laboratory materials, data and other materials of any nature arising from my Services, and documents or data of any description (or any reproduction of any documents or data) containing any Proprietary Information or pertaining to Inventions. I agree that in the event of such termination, I will cooperate with the Company in completing and signing the Company’s standard termination statement (if any) for scientific advisors.

9.	Legal and Equitable Remedies.

I agree that because my services are personal and unique and because I may have access to and become acquainted with Proprietary Information of the Company, the Company shall have the right to enforce this Agreement.

10.	Release.

In consideration of the compensation and other assurances set forth in this Agreement, I agree that this arrangement will constitute full and final release and settlement of any and all claims, charges and the like relating to my employment or my termination from employment with the Company. On behalf of myself and my heirs and assigns, I hereby release the Company and its owners, stockholders, affiliates, divisions, subsidiaries, predecessors, successors, officers, managers, employees, insurers, representatives and agents from all claims based upon contract, tort or statute arising out of, based upon, or relating to my hire, employment, remuneration or termination from the Company, including any claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; the Age Discrimination in Employment Act, as amended; the Employee Retirement Income Security Act, as amended; the Older Workers Benefit Protection Act of 1990; the California Fair Employment and Housing Act, as amended; the California Labor Code, as amended; and/or any other local, state or federal law governing discrimination in employment and/or the payment of wages and benefits. As part of my full and final release of any and all claims against the Company and parties connected to the Company, I agree to waive my rights under California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially effected this settlement with the debtor.”

11.	General Terms.

The parties agree that, with respect to the subject matter hereof, this Agreement and the stock option agreements pursuant to which the Stock Options in Exhibit B are granted to me, constitute the final, complete and exclusive agreement between the Company and me, superseding any previous oral or written communication, representation, understanding or agreement with the Company or any officer or representative of the Company. This Agreement shall inure to the benefit of the successors and assigns of the Company, and shall be binding upon my successors and permitted assigns. To the extent that any part of this Agreement shall be found to be illegal or unenforceable for any reason, such part shall be modified or deleted in such a manner so as to make the Agreement legal and enforceable under applicable laws. This Agreement shall be governed by the laws of the State of California as those laws are applied by California courts to contracts between California residents made and to be performed entirely within the Sate of California. This Agreement may not be amended, modified, released, discharged, abandoned, or otherwise changed, in whole or in part, except by a written instrument signed by the Company and me. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing, to the appropriate address above. As the Company has specifically contracted for my services, I agree that I may not assign any of my rights or delegate any of my obligations under this Agreement without the prior written consent of the Company. Any such attempted assignment or delegation without proper consent shall be void.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CV THERAPEUTICS, INC.		ANDREW A. WOLFF

By:	/s/ Louis G. Lange	By:	/s/ Andrew A. Wolff
(Signature)		(Signature)

Louis G. Lange, M.D., Ph.D.		Andrew A. Wolff
Louis G. Lange		(Print Name)
Chief Executive Officer CV Therapeutics, Inc.